UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 22, 2016

Motors Liquidation Company GUC Trust

(Exact Name of Registrant as Specified in Charter)

Delaware	1-43	45-6194071
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Wilmington Trust Company, as trust administrator and trustee Attn: David A. Vanaskey Jr., Vice President Rodney Square North 1100 North Market Street Wilmington, Delaware	19890-1615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 636-6019

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously disclosed on January 13, 2016 in a Current Report on Form 8-K (the “Prior 8-K”), the Motors Liquidation Company GUC Trust (the “GUC Trust”) announced that it had reached an agreement in principle (the “Proposed Agreement”) with the Motors Liquidation Company Avoidance Action Trust (the “Avoidance Action Trust”) regarding the treatment of certain potential general unsecured claims of defendants to a legal action being pursued by the Avoidance Action Trust (the “Term Loan Avoidance Action Claims”). The Proposed Agreement, if it were to become effective, would have resulted in limiting the potential liability of the GUC Trust associated with the Term Loan Avoidance Action Claims, which amount was previously uncertain, to $75 million.

As stated in the Prior 8-K, the Proposed Agreement was subject to the satisfaction of a number of conditions precedent, including but not limited to a requirement that the parties negotiate and reach agreement on definitive documentation incorporating the terms of the Proposed Agreement.

The GUC Trust hereby announces that the parties to the Proposed Agreement were unable to reach agreement on the final terms of the Proposed Agreement. Accordingly, the GUC Trust will no longer be pursuing the Proposed Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2016

MOTORS LIQUIDATION COMPANY GUC TRUST

By: Wilmington Trust Company, not in its individual capacity, but solely in its capacity as trust administrator and trustee of the Motors Liquidation Company GUC Trust

By:	/s/ David A. Vanaskey
Name:	David A. Vanaskey
Title:	Vice President of Wilmington Trust Company